Exhibit 99.1

April 21, 2005

                           Press Release


	Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 15.9% increase in earnings for the first quarter of 2005. The Company earned $1,333,000 for the quarter ended March 31, 2005 or $0.50 per share, compared to $1,150,000 for March 31, 2004, or $0.41 per share.

	Assets of Kentucky Bancshares, Inc. were $518,389,000 as of the end of the quarter. Kentucky Bank, the only subsidiary of the parent company, ranks 11th largest among the 218 banks in the state. Headquartered in Paris, Kentucky Bank also has offices in Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana, and North Middletown.